Free Writing Prospectus to Preliminary Pricing Supplement No. 8,471

Registration Statement Nos. 333-275587; 333-275587-01

Dated May 9, 2025; Filed pursuant to Rule 433

Morgan Stanley

5-Year Worst-Of RTY, SPX and NDX Jump Securities with Auto-Callable Feature, with 1-Year Initial Non-Call Period

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying indices:	Russell 2000® Index (RTY), S&P 500® Index (SPX) and Nasdaq-100 Index® (NDX)
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	May 30, 2025
Original issue date:	June 4, 2025 (3 business days after the pricing date)
Maturity date:	June 5, 2030
Early redemption:

Beginning after one year, if, on any determination date, the index closing value of each underlying index is greater than or equal to its call threshold level, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date.

The securities will not be redeemed early on any early redemption date if the index closing value of any underlying index is below its call threshold level on the related determination date.

Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 11.10% per annum) for each determination date, as set forth under “Determination Dates, Early Redemption Dates and Early Redemption Payments.” No further payments will be made on the securities once they have been redeemed.

Determination dates:

Beginning after one year, quarterly. See “Determination Dates, Early Redemption Dates and Early Redemption Payments.” The determination dates are subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:

See “Determination Dates, Early Redemption Dates and Early Redemption Payments.” If such day is not a business day, the early redemption payment, if payable, will be paid on the next business day, and no adjustment will be made to the early redemption payment.

Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

•If the final index value of each underlying index is greater than or equal to its call threshold level:

$1,555.00

•If the final index value of any underlying index is less than its call threshold level but the final index value of each underlying index is greater than or equal to its downside threshold level:

$1,000

•If the final index value of any underlying index is less than its downside threshold level:

$1,000 × index performance factor of the worst performing underlying index

Under these circumstances, you will lose more than 20%, and possibly all, of your investment.

Downside threshold level:	With respect to each underlying index, 80% of the initial index value
Call threshold level:	With respect to each underlying index, 100% of the initial index value
Final index value:	With respect to each underlying index, the index closing value on the final determination date

Index performance factor:	With respect to each underlying index, the final index value divided by the initial index value
Determination Dates, Early Redemption Dates and Early Redemption Payments:	Determination Date:		Early Redemption Date:	Early Redemption Payment (per $1,000 Security):
	1st:	6/5/2026	6/10/2026	$1,111.00
	2nd:	8/31/2026	9/3/2026	$1,138.75
	3rd:	11/30/2026	12/3/2026	$1,166.50
	4th:	2/26/2027	3/3/2027	$1,194.25
	5th:	5/28/2027	6/3/2027	$1,222.00
	6th:	8/30/2027	9/2/2027	$1,249.75
	7th:	11/30/2027	12/3/2027	$1,277.50
	8th:	2/29/2028	3/3/2028	$1,305.25
	9th:	5/30/2028	6/2/2028	$1,333.00
	10th:	8/30/2028	9/5/2028	$1,360.75
	11th:	11/30/2028	12/5/2028	$1,388.50
	12th:	2/28/2029	3/5/2029	$1,416.25
	13th:	5/30/2029	6/4/2029	$1,444.00
	14th:	8/30/2029	9/5/2029	$1,471.75
	15th:	11/30/2029	12/5/2029	$1,499.50
	16th:	2/28/2030	3/5/2030	$1,527.25
	Final:	5/31/2030	Maturity date	See “Hypothetical Payout at Maturity” below
CUSIP/ISIN:	61778KRV1 / US61778KRV16
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225027659/ms8471_424b2-14799.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Index Closing Value of the Worst Performing Underlying Index	Early Redemption Payment (per Security)
#1	-20.00%	--
#2	+30.00%	$1,138.75
The securities are automatically redeemed on the second early redemption date. Investors receive a payment of $1,138.75 per security on the related early redemption date.
Hypothetical Payout at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
% Change in Index Closing Value of the Worst Performing Underlying Index	Payment at Maturity (per Security)
+60.00%	$1,555.00
+40.00%	$1,555.00
+20.00%	$1,555.00
0.00%	$1,555.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-21.00%	$790.00
-40.00%	$600.00
-60.00%	$400.00
-80.00%	$200.00
-100.00%	$0.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Not equivalent to investing in the underlying indices.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 5-year term of the securities.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $944.00 per security, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price.

●Hedging and trading activity by our affiliates could potentially affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of each underlying index.

●Adjustments to the underlying indices could adversely affect the value of the securities.

●The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

●Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.